Exhibit 99.1

Assembly Biosciences Outlines Anticipated 2022 Pipeline Development Milestones

SOUTH SAN FRANCISCO, Calif., Jan. 4, 2022 (GLOBE NEWSWIRE) -- Assembly Biosciences, Inc. (Nasdaq: ASMB), a clinical-stage biotechnology company developing innovative therapeutics targeting hepatitis B virus (HBV) and other viral diseases, today outlined anticipated progress and milestones for its development pipeline in 2022.

“The forward momentum we expect to demonstrate across our R&D portfolio in the New Year is indicative of the strength of our refined strategy and the deep HBV and virologic drug development expertise and knowledge our team possesses,” said John McHutchison, AO, MD, chief executive officer and president of Assembly Bio. “Over the coming months, we plan to share preliminary on-treatment data from three Phase 2 triple combination studies of our lead investigational core inhibitor candidate, vebicorvir (VBR), with other complementary mechanisms; advance the clinical development of ABI-H3733; and initiate a first-in-human clinical trial of ABI-4334, our newest core inhibitor candidate, with the most potent preclinical profile to date. In addition, later this year we will be announcing exciting new programs to explore and advance novel antiviral mechanisms in HBV and other viruses. We look forward to the opportunities and promise 2022 holds – not only for Assembly Bio, but also for the patients we aim to serve.”

Anticipated Milestones and Events

1H 2022

•	Provide updates on strategy and research programs beyond HBV core inhibition to other HBV targets and share plans to explore other viruses
•	Complete enrollment for the two ongoing triple combination studies with VBR + NrtI and AB-729, Arbutus Biopharma’s RNAi therapeutic candidate, and with VBR + NrtI + PEG-IFNα
•	Initiate triple combination cohort with VBR + NrtI and ATI-2173, Antios Therapeutics’ investigational active site polymerase inhibitor nucleotide (ASPIN)
•	Initiate Phase 1b study of ABI-H3733 in patients with chronic HBV infection

2H 2022

•	Initiate first-in-human Phase 1a study of ABI-4334, a next-generation core inhibitor optimized for potency against the formation of covalently closed circular DNA (cccDNA)
•	Report interim on-treatment data from two triple combination studies: (1) VBR + NrtI and AB-729 and (2) VBR + NrtI and interferon (Peg-IFNα)
•	Report initial on-treatment data from triple combination cohort with VBR + NrtI and ATI-2173
•	Report initial Phase 1b data for ABI-H3733
•	Phase 1a data for ABI-4334 expected as early as year end

About Assembly Biosciences
Assembly Bio is a clinical-stage biotechnology company committed to bringing finite and curative therapies to the 270 million people living with hepatitis B virus (HBV) worldwide. A pioneer in the development of a new class of potent, oral core inhibitor drug candidates, Assembly Bio’s approach aims to break the complex viral replication cycle of HBV to free patients from a lifetime of therapy. Assembly Bio’s strategy includes a leading portfolio of more potent, next-generation core inhibitors, proof-of-concept combination studies for HBV cure and research programs focused on the discovery of additional novel antiviral mechanisms for HBV, and other viral diseases. For more information, visit assemblybio.com.

Forward-Looking Statements
The information in this press release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to materially differ. These risks and uncertainties include:  Assembly Bio’s ability to initiate and complete clinical studies involving its  therapeutic product candidates, including studies contemplated by Assembly Bio’s clinical collaboration agreements, in the currently anticipated timeframes; safety and efficacy data from clinical studies may not warrant further development of Assembly Bio’s product candidates; clinical and nonclinical data presented at conferences may not differentiate Assembly Bio’s product candidates from other companies’ candidates; results of nonclinical studies may not be representative of disease behavior in a clinical setting and may not be predictive of the outcomes of clinical studies; continued development and commercialization of Assembly Bio’s HBV product candidates, if successful, in the China territory will be dependent on, and subject to, Assembly Bio’s collaboration agreement governing its HBV-related activity in the China territory; Assembly Bio’s ability to maintain financial resources necessary to continue its clinical studies and fund business operations; any impact that the COVID-19 pandemic may have on Assembly Bio’s business and operations, including initiation, enrollment and continuation of its clinical studies or timing of discussions with regulatory authorities; and other risks identified from time to time in Assembly Bio’s reports filed with the U.S. Securities and Exchange Commission (the SEC). You are urged to consider statements that include the words may, will, would, could, should, might, believes, hopes, estimates, projects, potential, expects, plans, anticipates, intends, continues, forecast, designed, goal or the negative of those words or other comparable words to be uncertain and forward-looking. Assembly Bio intends such forward-looking statements to be covered by the safe harbor provisions contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. More information about Assembly Bio’s risks and uncertainties are more fully detailed under the heading “Risk Factors” in Assembly Bio’s filings with the SEC, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Except as required by law, Assembly Bio assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investor and Corporate:

Lauren Glaser

Senior Vice President, Investor Relations and Corporate Affairs

(415) 521-3828

lglaser@assemblybio.com

Media:

Sam Brown Inc.

Audra Friis

(917) 519-9577

ASMBMedia@sambrown.com